Exhibit 10.35

FIFTH AMENDMENT TO MULTI-TENANT OFFICE LEASE

This FIFTH AMENDMENT TO MULTI-TENANT OFFICE LEASE (this "Fifth Amendment") dated for reference purposes only as of March 7, 2017 (the "Effective Date'), is entered into by and between LBA REALTY FUND III-COMPANY XII, LLC, a Delaware limited liability company ("Landlord"), and INPHI CORPORATION, a Delaware corporation ("Tenant").

R E C I T A L S:

A.     Pursuant to that certain Multi-Tenant Office Lease (FSG) dated June 4, 2010 (the "Original Lease"), by and between Landlord and Tenant, as amended by that certain First Amendment to Multi-Tenant Office Lease dated March 7, 2011 (the "First Amendment"), that certain Second Amendment to Multi-Tenant Office Lease dated September 30, 2012 (the "Second Amendment"), that certain Third Amendment to Multi-Tenant Office Lease dated July 31, 2013 (the "Third Amendment"), and that certain Fourth Amendment to Multi-Tenant Office Lease dated August 10, 2016 (the "Fourth Amendment") (the Original Lease, as amended by the First Amendment, Second Amendment, Third Amendment, and Fourth Amendment, is referred to herein as the "Lease"), Tenant currently leases from Landlord (i) those certain premises commonly known as Suite 100 containing approximately 29,090 rentable square feet, (ii) those certain premises commonly known as Suite 180 containing approximately 10,905 rentable square feet, (iii) those certain premises containing approximately 527 rentable square feet and identified as Expansion Space Bin the Second Amendment, and (iv) that certain storage space commonly known as Suite 162 containing approximately 1,675 rentable square feet (collectively, the "Premises") within the building located at 112 South Lakeview Canyon Road, Westlake Village, California (the "Building").

B.     The Lease by its terms shall expire December 31, 2017, and the parties desire to extend the Term of the Lease on the following terms and conditions.

C.	Capitalized terms not defined herein have the meanings given to such terms in the Lease.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Fifth Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

AGREEMENT:

1.     Combination of Premises Space. That certain portion of the Premises containing approximately 527 rentable square feet and identified as Expansion Space B in the Second Amendment shall become part of Suite 100. Tenant's total Premises shall henceforth be described as follows:

Suite 100:	29,617 RSF

Suite 162:	1,675 RSF

Suite 180:	10,905 RSF

TOTAL:	42,197 RSF

All references in the Lease to the defined term "Premises" shall mean and refer to the above-described Premises consisting of the three enumerated suite numbers above. Tenant's use and occupancy of the Premises shall be in accordance with all of the terms and conditions of the Lease as amended by this Fifth Amendment (the "Amended Lease").

2.       Term. Landlord and Tenant acknowledge that Tenant's lease of the Premises is scheduled to expire on December 31, 2017, pursuant to the terms of the Lease. Landlord and Tenant agree to extend the Term for a period of eighty-four (84) months (the "Fifth Amendment Extended Term"), commencing as of January 1, 2018 (the "Fifth Amendment Extended Term Commencement Date"), and continuing through December 31, 2024 (the "New Expiration Date"), on the terms and conditions set forth in the Lease as amended by this Fifth Amendment. The period commencing on July 1, 2017 (the "Rent Adjustment Date") and expiring on the New Expiration Date shall be referred to hereafter as the "Rent Adjustment Term."

3.       Monthly Base Rent. Prior to the Rent Adjustment Date, Tenant shall continue to pay monthly installments of Monthly Base Rent for the Premises as provided in the Lease. Notwithstanding anything to the contrary contained in the Lease, commencing as of the Rent Adjustment Date and continuing through the duration of the Rent Adjustment Term, Tenant shall pay installments of Monthly Base Rent for the Premises as set forth below, which payments shall otherwise be made in accordance with the terms of the Lease.

Period	Monthly Base Rent	Monthly Base Rent	Monthly Base Rent	Monthly Base Rent
	Suite 100*	Suite 162	Suite 180*	Total
7/1/17 - 7/31/17	$80,558.24	$2,512.50	$29,661.60	$112,732.34
8/1/17 - 5/31/18	$0.00	$0.00	$0.00	$0.00
6/1/18 - 6/30/18	$80,558.24	$2,512.50	$29,661.60	$112,732.34
7/1/18 - 6/30/19	$82,974.99	$2,512.50	$30,551.45	$116,038.94
7/1/19 - 6/30/20	$85,464.24	$2,512.50	$31,467.99	$119,444.73
7/1/20 - 6/30/21	$88,028.16	$2,512.50	$32,412.03	$122,952.70
7/1/21 - 6/30/22	$90,669.01	$2,512.50	$33,384.39	$126,565.90
7/1/22 - 6/30/23	$93,389.08	$2,512.50	$34,385.92	$130,287.50
7/1/23 - 6/30/24	$96,190.75	$2,512.50	$35,417.50	$134,120.75
7/1/24 - 12/31/24	$99,076.47	$2,512.50	$36,480.03	$138,069.00

*Commencing on the first anniversary of the Rent Adjustment Date and each anniversary of the Rent Adjustment Date thereafter during the Rent Adjustment

Term, Monthly Base Rent payable for Suite 100 and Suite 180 shall increase by three percent (3%) per annum in accordance with and as depicted in the schedule set forth above.

4.       Rent Abatement. Provided Tenant is not in default under this Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate in full Tenant's obligation to pay Monthly Base Rent for the Premises during months two (2) through eleven (11) of the Rent Adjustment Term in accordance with and as depicted in the schedule set forth above (i.e., August 1, 2017 - May 31, 2018, during which period, Monthly Base Rent for the Premises shall be

$0.00). During such abatement period, Tenant will still be responsible for the payment of all other monetary obligations under the Lease.

5.      Tenant's Percentage and Base Year. Tenant shall continue to pay Additional Rent with respect to the Premises through the day prior to the Rent Adjustment Date in accordance with the terms of the Lease pursuant to the existing base year of 2011 in connection with Suite 100, and the base year of 2013 in connection with Suite 180 and Suite B; provided, however, that the Base Year for the Premises shall be adjusted to 2018 effective as of the Rent Adjustment Date, and Tenant Landlord agree that as of the Rent Adjustment Date, Tenant's Percentage shall be 15.6%. In no event shall Tenant be obligated to pay any Excess Expenses, Excess Taxes, Excess Insurance Costs, or Excess Utilities Cost for the Premises from July 1, 2017 through December 31, 2018.

6.      Security Deposit. Within thirty (30) days following the mutual execution of this Fifth Amendment, Tenant shall deposit with Landlord an amount to increase the security deposit (in cash or a letter of credit [in the form of Exhibit K to the Lease], at Tenant's sole option) equal to 100% of last month's rent in an amount equal to $138,069.00 (the "New Security Deposit"), which in all events shall conform to the provisions of Article 6 of the Lease as modified by this Paragraph 6. Landlord and Tenant hereby acknowledge that Landlord currently holds pursuant to the terms of the Lease a cash security deposit in the amount of $92,681.43 (the "Existing Security Deposit"). The Existing Security Deposit shall be applied towards the New Security Deposit, and Tenant shall pay Landlord within said 30-day period above the amount of $45,387.57, which said amount, coupled with the Existing Security Deposit shall total $138,069.00 and serve as the New Security Deposit. Furthermore, Tenant's obligation under the Lease to post a letter of credit, including but not limited to the letter of credit in the amount of $151,268.00 or any other amounts set forth in Article 6 of the Original Lease shall cease and not be applicable or required following the Effective Date, and to the extent the terms and conditions of this Section 6 are inconsistent with the terms and conditions of the Original Lease, the terms and conditions of this Section 6 shall control.

7.      Tenant Improvements. Tenant acknowledges that it is presently in possession of the Premises and is aware of the condition of the Premises. Tenant acknowledges that Landlord shall not be obligated to refurbish or improve the Premises in any manner except as otherwise expressly set forth herein, and except as otherwise expressly set forth in the Lease for improvements or work that is required to be completed by Landlord as a result of a repair, replacement, restoration or maintenance obligations of Landlord specifically set forth under the Lease. Tenant further acknowledges that except as expressly provided in the Lease or this Fifth Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the improvements, refurbishments, or alterations therein, or the Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant's business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Fifth Amendment. Tenant shall, using Building standard materials, finishes and specifications and/or materials, finishes and specifications that are comparable in quality to those located in the Premises, perform certain improvements to the Premises as reasonably approved by Landlord pursuant to the Alterations provisions of Article 13 of the Lease and this Paragraph 7 (collectively, "Tenant's Work"). Landlord hereby grants to Tenant an allowance of up to $1,044,376.00 ($24.75 per rentable square foot of the Premises) (the "Allowance"). Tenant's Work shall be constructed, and Landlord shall reimburse Tenant the Allowance, in accordance with the terms and conditions set forth in Exhibit B (Work Letter) of the Second Amendment. If Landlord holds the tenant improvement contract, Landlord shall charge a 3% supervision fee against the Allowance. If Tenant holds the tenant improvement contract, Landlord shall not charge any supervision or construction management fee in connection with Tenant's Work. Tenant shall have until June 30, 2019, to use the Allowance. Notwithstanding anything to the contrary contained herein or in the Lease, up to $20.00 per rentable square foot of the Allowance, for a total of $843,940.00, may be utilized by Tenant towards base rental abatement.

8.      Signage. Tenant, at Tenant's sole cost and expense, shall have the right to install, in the same location as Tenant's existing exterior sign on the Building facade (as shown on Exhibit A attached hereto), a replacement sign with Tenant's name and logo (including Tenant's colors, and back-lit or illuminated if permitted by the applicable governmental authority) substantially as shown on Exhibit B attached hereto (the "New Exterior Sign"), provided, however, Tenant acknowledges and agrees that the New Exterior Sign shall be no bigger than the size of the existing exterior sign. If Tenant installs a New Exterior Sign, Landlord shall provide Tenant with a signage allowance towards the actual costs of manufacturing and installing the New Exterior Sign not to exceed twenty thousand dollars ($20,000.00) (the "Signage Allowance"). The New Exterior Sign, if any, shall become part of the Tenant's Work. Tenant's Work (including installation of the New Exterior Sign) shall be constructed, and Landlord shall reimburse Tenant the Signage Allowance, in accordance with the terms and conditions set forth in Exhibit B (Work Letter) of the Second Amendment and in accordance with the terms and conditions of Article 12 of the Original Lease.

9.      Option to Extend. Landlord hereby grants to Tenant an option ("the "Fifth Amendment Extension Option") to extend the Fifth Amendment Extended Term for an additional period of five (5) years (the "Fifth Amendment Option Term"), on the same terms, covenants, and conditions as provided for in the Lease during the initial Term, except for the Monthly Base Rent, which shall initially be equal to the "fair market rental rate" for the Premises for the Fifth Amendment Option Term as defined and determined in accordance with the provisions of the Fair Market Rental Rate Rider attached to the Original Lease as Rider No. 2, subject to fair market annual rent adjustments, if any, during the Fifth Amendment Option Term. The Fifth Amendment Extension Option must be exercised, if at all, by written notice ("the Fifth Amendment Extension Notice") delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is nine (9) months prior to the New Expiration Date. Provided Tenant has exercised the Fifth Amendment Extension Option within the times frames and pursuant to the terms set forth herein, the then current Term of the Lease shall be extended by the Fifth Amendment Option Term, and all terms, covenants, and conditions of the Lease shall remain unmodified and in full force and effect, except that the Monthly Base Rent shall be as set forth above, and except that Tenant shall have no further Fifth Amendment Extension Option remaining. The Fifth Amendment Extension Option shall be applicable to the Premises in its entirety, or at Tenant's sole option, for Suite 100 or Suite 180 individually, with or without Suite 162 in either case.

10.     Condition of Premises. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Amended Lease neither the Premises, the Building nor the Property have undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: "A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although California state law does not require a CASp inspection of the Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the fees for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises." Therefore and notwithstanding anything to the contrary contained in the Amended Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction-related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such scheduled inspection, and (c) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction- related accessibility standards within the Premises identified by any such CASp inspection, any and all such alterations and repairs within the Premises to be performed by Tenant in accordance with Article 13 of this Lease. Unless any repair or alterations relate solely to other alterations to the Premises which Tenant is obligated to, or elects to, remove upon the expiration or earlier termination of the Fifth Amendment Extended Term (in which case Tenant shall simultaneously also remove any CASp identified alterations and repairs), Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Section 10. In no event shall the foregoing alter or limit Landlord's obligations with respect to any compliance work as may be required to be performed by Landlord under Section 8.1 of the Original Lease or Section 10 of the Second Amendment, including any ADA compliance work.

11.     Brokers. Tenant and Landlord represent and warrant to each other that other than Cresa, representing Tenant, no broker, agent or finder, negotiated or was instrumental in negotiating or consummating this Fifth Amendment, and Landlord shall be solely responsible for paying any commissions in connection with this Fifth Amendment. Tenant further agrees to defend, indemnify and hold harmless Landlord from and against any claim for commission or finder's fee by any other person or entity who claims or alleges that they were retained or engaged by Tenant or at the request of Tenant in connection with this Fifth Amendment. Landlord further agrees to defend, indemnify and hold harmless Tenant from and against any claim for commission or finder's fee by any other person or entity who claims or alleges that they were retained or engaged by Landlord or at the request of Landlord in connection with this Fifth Amendment.

12.     Authority. Each signatory of this Fifth Amendment on behalf of each of Landlord and Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

13.     Representations and Warranties. Tenant hereby represents, warrants, and agrees that: (1) to Tenant's actual knowledge, there exists no breach, default, or event of default by Landlord under the Lease as of the date hereof; (2) the Lease, as amended herein, continues to be a legal, valid, and binding agreement and obligation of Tenant; and (3) Tenant has no current offset or defense to its performance or obligations under the Lease. Landlord hereby represents, warrants, and agrees that: (1) to Landlord's actual knowledge, there exists no breach, default, or event of default by Tenant under the Lease as of the date hereof; and (2) the Lease, as amended herein, continues to be a legal, valid, and binding agreement and obligation of Landlord.

14.     No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Fifth Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Fifth Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Fifth Amendment, the terms and conditions of this Fifth Amendment shall apply and govern the parties. This Fifth Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the date set forth above.

Tenant:

INPHI CORPORATION,

a Delaware corporation

By: /s/ John S. Edmunds

Name:   John S. Edmunds

Title:     CFO

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Landlord:

LBA REALTY FUND III-COMPANY XII, LLC,

a Delaware limited liability company

By:         LBA Realty Fund III, L.P.,

a Delaware limited partnership,

its sole Member and Manager

By:	LBA Management Company III, LLC, a Delaware limited liability company, its General Partner

By:         LBA Realty LLC,

a Delaware limited liability company,

its Manager

By:         LBA Inc.,

a California corporation,

its Managing Member

By: /s/ Steven R. Briggs

Name:   Steven R. Briggs

Title:     Authorized Signatory

Exhibit A

Existing: Exterior Sign

Exhibit B - Page I

New Exterior Sign

2

Exhibit B - Page 2

New Exterior Sign

3